Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-215763

Pricing Term Sheet

McKesson Corporation

0.625% Notes due 2021

1.500% Notes due 2025

Issuer:	McKesson Corporation

Ratings*:	Baa2 / BBB+ / BBB+ (all stable) (Moody’s / Fitch / S&P)

Title:	0.625% Notes due 2021	1.500% Notes due 2025

Size:	€600,000,000	€600,000,000

Maturity Date:	August 17, 2021	November 17, 2025

Interest Payment Dates:	August 17, of each year, commencing August 17, 2017 (short first coupon)	November 17, of each year, commencing November 17, 2017 (short first coupon)

Coupon:	0.625% per year	1.500% per year

Benchmark German Government Security:	DBR 3.25% due July 04, 2021	DBR 1% due August 15, 2025

Benchmark German Government Security Price/Yield:	117.03%; -0.577%	107.76%; 0.083%

Spread to Benchmark German Government Security:	+123.1 bps	+150.5 bps

Yield to Maturity:	0.654%	1.588%

Mid-Swap Yield:	0.104%	0.638%

Spread to Mid-Swap Yield:	+55 bps	+95 bps

Price to Public:	99.872%	99.289%

Redemption:

Make-Whole:	Comparable Government Bond Rate +20 bps	Comparable Government Bond Rate +25 bps

Par Call:	Beginning July 17, 2021 at par	Beginning August 17, 2025 at par

CUSIP:	581557 BF1	581557 BG9

ISIN:	XS1567173809	XS1567174286

Trade Date:	February 13, 2017	February 13, 2017

Settlement Date:	February 17, 2017 (T+3)	February 17, 2017 (T+3)

Bookrunners:	Barclays Bank PLC Deutsche Bank AG, London Branch MUFG Securities EMEA plc UniCredit Bank AG	Barclays Bank PLC Deutsche Bank AG, London Branch MUFG Securities EMEA plc UniCredit Bank AG

Senior Co-Managers:	Citigroup Global Markets Limited Goldman, Sachs & Co. J.P. Morgan Securities plc Merrill Lynch International Wells Fargo Securities International Limited	Citigroup Global Markets Limited Goldman, Sachs & Co. J.P. Morgan Securities plc Merrill Lynch International Wells Fargo Securities International Limited

Co-Managers:

BNP Paribas

Coöperatieve Rabobank U.A.

DNB Markets, a Division of DNB Bank

ASA

HSBC Securities (USA) Inc.

ING Bank N.V. Belgian Branch

The Royal Bank of Scotland plc (trading as NatWest Markets)

PNC Capital Markets LLC

Scotiabank Europe plc

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

BNP Paribas

Coöperatieve Rabobank U.A.

DNB Markets, a Division of DNB Bank

ASA

HSBC Securities (USA) Inc.

ING Bank N.V. Belgian Branch

The Royal Bank of Scotland plc (trading as NatWest Markets)

PNC Capital Markets LLC

Scotiabank Europe plc

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll-free at 1-800-503-4611 (or via email at synops@list.db.com).

This pricing term sheet supplements the preliminary prospectus supplement dated February 13, 2017 and prospectus dated January 27, 2017.